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                                                                  EXHIBIT (a)(4)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                       THE PEAK TECHNOLOGIES GROUP, INC.
                                       AT
                              $18.00 NET PER SHARE
                                       BY
                           KIRKWOOD ACQUISITION CORP.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                           MOORE CORPORATION LIMITED

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON TUESDAY, MAY 27, 1997, UNLESS THE OFFER IS EXTENDED.

                                                                  April 29, 1997

To Our Clients:

     Enclosed for your consideration are the Offer to Purchase, dated April 29, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer"), relating to an offer by Kirkwood Acquisition Corp., a Delaware corporation (the "Offeror"), a wholly owned subsidiary of FRDK, Inc., a New York Corporation, a wholly owned subsidiary of Moore U.S.A. Inc., a Delaware Corporation (the "Parent"), a wholly owned subsidiary of Moore Corporation Limited, a corporation organized under the laws of Ontario, Canada, to purchase all outstanding shares of Common Stock, par value $0.01 per share, of The Peak Technologies Group, Inc., a Delaware corporation (the "Company"), including the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of March 28, 1997, between the Company and ChaseMellon Shareholder Services, as Rights Agent (collectively, the "Shares"), at a purchase price of $18.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of April 23, 1997, among the Parent, the Offeror and the Company (the "Merger Agreement"). This material is being forwarded to you as the beneficial owner of Shares carried by us in your account but not registered in your name.

     A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

     Accordingly, we request instructions as to whether you wish to tender any or all of the Shares held by us for your account, upon the terms and conditions set forth in the Offer.

     Please note the following:

        1. The tender price is $18.00 per Share, net to the seller in cash without interest.

          2. The Offer is being made for all of the outstanding Shares.
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          3. The Offer and withdrawal rights will expire at 12:00 Midnight, New
     York City time, on Tuesday, May 27, 1997, unless the Offer is extended (the "Expiration Date").

          4. The Offer is conditioned upon, among other things (1) there being validly tendered and not withdrawn prior to the Expiration Date that number of Shares constituting a majority of the outstanding Shares (determined on a fully diluted basis for all outstanding stock options and any other rights to acquire Shares), (ii) the expiration or termination of the applicable waiting period under (1) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (2) Section 24a, Subsection 2, Sentence 1 of the German Law Against Restraints of Trade., and (iii) the satisfaction of certain other terms and conditions. See Section 15 of the Offer to Purchase

          5. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer.

     If you wish to have us tender any or all of the Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form contained in this letter. An envelope to return your instruction to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise indicated in such instruction form. PLEASE FORWARD YOUR INSTRUCTIONS TO US AS SOON AS POSSIBLE TO ALLOW US AMPLE TIME TO TENDER YOUR SHARES ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

     The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and any supplements or amendments thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by Lazard Freres & Co. LLC or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                        2
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                          INSTRUCTIONS WITH RESPECT TO
                         THE OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                       THE PEAK TECHNOLOGIES GROUP, INC.

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated April 29, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer") in connection with the offer by Kirkwood Acquisition Corp., a Delaware corporation (the "Offeror"), a wholly owned subsidiary of FRDK, Inc., a New York Corporation, a wholly owned subsidiary of Moore U.S.A. Inc., a Delaware Corporation (the "Parent"), a wholly owned subsidiary of Moore Corporation Limited, a corporation organized under the laws of Ontario, Canada, to purchase all outstanding shares of Common Stock, par value $0.01 per share, of The Peak Technologies Group, Inc., a Delaware corporation, including the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of March 28, 1997, between the Company and ChaseMellon Shareholder Services, as Rights Agent, (collectively, the "Shares").

     This will instruct you to tender to the Offeror the number of Shares indicated below (or if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.
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   Number of Shares to be Tendered:*
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
Account Number:                                                    SIGN HERE
                                                 ---------------------------------------------
Date:                                            ---------------------------------------------
Date:                                                            SIGNATURE(S)
                                                 =============================================
                                                                (PRINT NAME(S))
                                                 =============================================
                                                              (PRINT ADDRESS(ES))
                                                 ---------------------------------------------
                                                      (AREA CODE AND TELEPHONE NUMBER(S))
                                                 ---------------------------------------------
                                                          (TAXPAYER IDENTIFICATION OR
                                                          SOCIAL SECURITY NUMBER(S))

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* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.